Exhibit 99.1

Designated Filer:	Warburg Pincus Private Equity X O&G, L.P.
Issuer & Ticker Symbol:	Laredo Petroleum, Inc. [LPI]
Date of Event Requiring Statement:	March 5, 2015

Explanation of Responses:

(1)         This Form 4 is filed on behalf of Warburg Pincus Private Equity X O&G, L.P., a Delaware limited partnership (“WP X O&G”). Warburg Pincus X, L.P., a Delaware limited partnership (“WP X”), is the general partner of each of WP X O&G and Warburg Pincus X Partners, L.P., a Delaware limited partnership (“WP X Partners”). Warburg Pincus X GP, L.P., a Delaware limited partnership (“WP X GP”), is the general partner of WP X. WPP GP LLC, a Delaware limited liability company (“WPP”), is the general partner of WP X GP and WPP is the general partner of Warburg Pincus IX GP L.P., a Delaware limited partnership (“WP IX GP”). WP IX GP is the general partner of Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership (“WP IX”). Warburg Pincus Partners, L.P., a Delaware limited partnership (“WP Partners”) is the managing member of WPP. Warburg Pincus Partners GP LLC, a Delaware limited liability company (“WP GP Partners”), is the general partner of WP Partners. Warburg Pincus & Co., a New York general partnership (“WP”), is the managing member of WP GP Partners (WP X O&G, WP X, WP X Partners, WP X GP, WPP, WP IX GP, WP IX, WP Partners, WP GP Partners, and WP, collectively, the “Warburg Pincus Reporting Persons”).

(2)         On March 5, 2015, WP X O&G acquired an aggregate of 4,349,102 shares of common stock of Laredo Petroleum, Inc. (f/k/a Laredo Petroleum Holdings, Inc.) (“Common Stock” and such entity, the “Company”) in an underwritten offering by the Company, at a price of $11.05 per share (the “Offering”).

(3)         On March 5, 2015, WP X Partners acquired an aggregate of 923,800 of shares of Common Stock in the Offering.

(4)         WP IX was an existing shareholder of the Company prior to the Offering and currently owns 46,215,059 shares of Common Stock.

(5)         By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Warburg Pincus Reporting Persons and certain affiliates may be deemed to be beneficial owners of 70,043,481 shares of Common Stock, which includes the 63,143,029 shares of Common Stock held collectively by WP X O&G, WP X Partners and WP IX, as reported on this Form 4 and 6,900,452 shares of Common Stock held by WP Antero Topco, Inc., a Delaware corporation, which is reported on a separate Form 3.

Due to the limitations on the number of Reporting Persons allowed on Form 4, Warburg Pincus LLC, a New York limited liability company (“WP LLC”) and manager of each of WP X O&G, WP X Partners and WP IX, and certain other affiliated funds, who may be deemed to hold beneficial ownership in the shares of Common Stock of the Company, report such beneficial ownership on separate Forms 4 and 3.

Pursuant to Rule 16a-1(a)(4) of the Exchange Act, each of the Warburg Pincus Reporting Persons, other than WP IX, WP X O&G and WP X Partners, herein states that this Form 4 shall not be deemed an admission that it is the beneficial owner of any of the shares of Common Stock of the Company reported in this Form 4. Each of the Warburg Pincus Reporting Persons disclaims beneficial ownership of the Common Stock of the Company, except to the extent it has a pecuniary interest in such shares of Common Stock.

Solely for the purposes of Section 16 of the Exchange Act, each of WP X O&G, WP X, WP X Partners, WP X GP, WPP, WP IX GP,  WP IX, WP Partners, WP GP Partners, and WP may be deemed a director-by-deputization by virtue of Peter R. Kagan and James R. Levy, managing directors of WP LLC, serving as members of the board of directors of the Company.

Information with respect to each of the Warburg Pincus Reporting Persons is given solely by such Warburg Pincus Reporting Person, and no Warburg Pincus Reporting Person has responsibility for the accuracy or completeness of information supplied by another Warburg Pincus Reporting Person.